FOR IMMEDIATE RELEASE

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

SECURES $30 MILLION IN FINANCING

Hamilton, Bermuda - August 1, 2002 - Central European Media Enterprises Ltd. (CME) (OTCBB:CETVF.OB) today announced that it has signed a credit agreement with a group of lenders, led by affiliates of GoldenTree Asset Management to provide $30 million of standby financing to the group.

Commenting on the facility, Fred T. Klinkhammer, President and CEO, said, "This facility allows us to ensure that we can continue to develop our successful stations and devote whatever resources are necessary to force the Czech Republic to meet its outstanding obligations under international law. The Quantum phase of the hearing is scheduled for September 2nd - 13th, 2002 and is to determine the amount of damages to be paid to CME by the Czech Republic based upon the fair market value of CNTS as it was in 1999 and interest. We believe we have presented compelling evidence to support our claim of $526.9 million plus interest."

Steven Shapiro, a GoldenTree partner, said, "In a difficult advertising environment CME has performed very well. We are excited to be working with Fred and his team, providing the capital required for the company to execute its strategy going forward."

The facility comprises a $30 million loan available in two tranches of $15 million at an interest rate of 12% per annum. Any drawdown under the facility is repayable in full on or before June 15, 2004. The facility is secured by a charge over all of the company's significant subsidiaries.

GoldenTree will also receive warrants to purchase shares of Class A common stock at the exercise price of $20.03. The exact number of warrants will be determined based upon a rate of return formula. The total number of warrants to be issued as part of this arrangement if the full $30 million is drawn down will not be less than 174,000 nor more than 348,000.

This press release contains forward-looking statements, including statements reflecting the company's ability to make drawdowns under a credit agreement and its ability to collect damages from the Czech Republic. For these statements and all other forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, affecting the financial position, results of operations and cash flows of the Company, could differ materially from those described in or contemplated by the forward-looking statements.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB".

For additional information contact:

United States:	Czech Republic:
Glen Dickson/Mike Smargiassi	Michal Donath
Brainerd Communicators, Inc.	Donath-Burson-Marsteller
212-986-6667	011-420-602-222-128

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